UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2021

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36517	26-0784194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1601 Trapelo Road Suite 286 Waltham, MA	02451
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (617) 600-7373

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	NERV	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On September 2, 2021, Dr. Jay B. Saoud tendered his resignation, effective September 15, 2021 (the “Effective Date”), as the Senior Vice President, Head of Research and Development of Minerva Neurosciences, Inc. (the “Company”). Dr. Saoud was a named executive officer of the Company for the year ended December 31, 2020.

In connection with Dr. Saoud’s resignation, the Company and Dr. Saoud entered into a Transition, Separation, and Consulting Agreement, dated September 2, 2021 (the “Agreement”). Under the terms of the Agreement, upon Dr. Saoud’s termination of employment with the Company, he will continue providing services as a consultant to the Company from September 15, 2021 through June 30, 2022 (the “Consulting Period”), subject to earlier termination by either Dr. Saoud or the Company upon 30 days’ notice, or by the Company upon Dr. Saoud’s material breach of the terms thereof. During the Consulting Period, Dr. Saoud will be entitled to receive consulting fees in amounts of $412.50 per hour for the first twenty hours a week, and $500.00 per hour for additional consulting services beyond twenty hours a week. In exchange for a release of claims and certain post-employment covenants and in lieu of any severance benefits under his employment agreement, Dr. Saoud will also be entitled to receive continuing payment of his COBRA premiums through the end of the Consulting Period, subject to customary exceptions.

In addition, under the Agreement, Dr. Saoud’s equity awards are eligible to continue to vest pursuant to their terms based on his consulting services to the Company. In the event that Dr. Saoud completes the Consulting Period or that the Consulting Period is terminated early by the Company or by Dr. Saoud, the unvested portion of Dr. Saoud’s options to purchase shares of common stock of the Company (“Options”) will vest in full. Any vested Options will remain exercisable through (i) December 31, 2022 if Dr. Saoud provides consulting services through June 30, 2022 or the Consulting Period is terminated early by the Company or (ii) the date that is 6 months following termination of the Consulting Period if it is terminated early by Dr. Saoud (such period described in clauses (i) and (ii) in this sentence, as the case may be, the “Post-Termination Period”). In addition, any performance-based restricted stock units (“PRSUs”) held by Dr. Saoud will continue to be eligible to vest through the Post-Termination Period solely based on satisfaction of the applicable performance milestones and Dr. Saoud will continue to be eligible to vest as to 50% of his PRSUs if the performance milestone concerning FDA acceptance of a new drug application for roluperidone is achieved on or prior to the last day of the Post-Termination Period (whether or not the compensation committee of the Company’s board of directors certifies achievement on or prior to the last day of the Post-Termination Period). Further, consistent with their existing terms, the vesting of Dr. Saoud’s outstanding Options and PRSUs will be accelerated upon a change in control, unless such equity awards are assumed in connection therewith.

The Agreement also includes confidentiality and intellectual property provisions.

The foregoing descriptions are a summary of the Agreement and are qualified in their entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On September 8, 2021, the Company issued a press release announcing the separation and transition of Dr. Saoud. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Transition, Separation, and Consulting Agreement by and between Minerva Neurosciences, Inc. and Jay B. Saoud, dated September 2, 2021.

99.1	Press Release of Minerva Neurosciences, Inc. dated September 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Geoffrey Race
Name:	Geoffrey Race
Title:	Executive Vice President, Chief Financial Officer and Chief Business Officer

Date:    September 8, 2021